UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT: March 31, 2020
(Date of earliest event reported)
Hornbeck Offshore Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)
(985) 727-2000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.01 par value	HOS	New York Stock Exchange
Common Stock, $0.01 par value	HOSS	OTCQB
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 - Other Events

Hornbeck Offshore Services, Inc. (NYSE:HOS, OTCQB:HOSS) (the “Company”) announced today that it and certain of its subsidiaries have entered into agreements with lenders under its existing Senior Credit Agreement, dated as of June 28, 2019, First Lien Term Loan Agreement, dated as of June 15, 2017, and Second Lien Term Loan Agreement, dated as of February 7, 2019, (in each case, as amended and supplemented) and holders of the Company’s unsecured 5.875% Senior Notes due 2020 and unsecured 5.000% Senior Notes due 2021, pursuant to which such creditors have agreed to forbear, until 11:59 p.m. New York time on April 20, 2020 (as may be further extended), from exercising certain of their rights and remedies with respect to certain defaults by the Company. The Company is in the process of negotiating and finalizing a restructuring support agreement with the forbearing creditors on the terms of a consensual balance sheet restructuring during this forbearance period, to be implemented through a prepackaged chapter 11 filing in the Southern District of Texas.

Forward-Looking Statements

This communication contains forward-looking statements, including, in particular, statements about the term and the provisions of the forbearance agreements and the Company’s negotiations with its creditors. These statements are based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: April 1, 2020	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer

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